Messineo & Co, CPAs LLC 2471 N McMullen Booth Rd, Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, Amendment 2, is a part, of the report dated August 9, 2013, except for Note 1 and 6 as to which is dated October 3, 2013, relative to the financial statements of NanoAntibiotics, Inc. as of June 30, 2013 and for the period April 10, 2013 (date of inception) through June 30, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Messineo & Co, CPAs LLC

Messineo & Co, CPAs LLC

Clearwater, Florida

November 5, 2013